Exhibit 99.1
Herman Miller Appoints Global Marketing and Corporate Social Responsibility Leader Candace Matthews to Board of Directors

Chief Reputation Officer and former Regional President of Amway Corporation, will help guide the Company’s Better World and Brand Management initiatives

August 24, 2020

Zeeland, Mich. – Herman Miller announced today the unanimous action by the Board of Directors to appoint Candace Matthews to the Board of Directors and the Governance and Corporate Responsibility Committee of the Board of Directors, effective August 21, 2020.

Matthews is the Chief Reputation Officer of Amway Corporation, a leading health and wellness company and the world’s largest in the direct selling channel ($8.4B in reported sales in 2019). Through Amway Business Owners (ABOs), the company offers nutrition, skin care, beauty, personal care and home care products in more than 100 countries. Previously she was Amway’s Regional President for the Americas and also served as Amway’s Chief Marketing Officer.

“Candace is a visionary and dynamic leader who brings extensive corporate social responsibility, consumer marketing and brand management expertise to our board,” said Mike Volkema, Chairman of the Board. “Her insights and guidance will be invaluable as we continue to accelerate our focus on becoming an even more consumer- and people-centric company.”

Matthews is an innovative leader with 35 years of experience across a variety of highly competitive consumer product industries. She joined Amway Corporation in 2007 and was instrumental in leading the company through a marketing transformation that contributed to double-digit sales growth, increased market share, and improved brand awareness. She was responsible for developing Amway’s consumer insights competency as well as the company’s corporate social responsibility and brand and digital strategies. As a member of Amway’s Executive Staff, Matthews works alongside a cross-functional group of executive leaders who are focused on enhancing Amway’s company culture, talent capabilities and global market needs.

“Candace is a transformational leader who has achieved impressive success building and growing brands through high-performing teams,” said Andi Owen, President and CEO. “She will bring incredibly relevant and important perspective as we work to achieve our strategic growth and culture building objectives.”

Prior to Amway, Matthews served as President of SoftSheen-Carson, Consumer Products Division of L’Oreal USA. In this role she oversaw all company operations including the merger of L’Oreal’s SoftSheen and Carson businesses. Matthews was also Vice President, New Product Package Innovation and Managing Director, non-cola brands, with The Coca-Cola Company, and held senior positions at CIBA Vision Corporation, Baush+Lomb, Proctor & Gamble, and General Mills.

Matthews received her bachelor’s degree in Engineering from Carnegie Mellon University, and her MBA in Marketing from Stanford University Graduate School of Business.

“I’ve long admired Herman Miller’s commitment to environmental stewardship, inclusiveness and diversity, and human-centered leadership and design. These are true differentiators that will play a pivotal role in the next era of exciting growth opportunities for the Company,” said Matthews.

Herman Miller has ten board members from a variety of industries including retail, healthcare and financial services. Matthew’s term began on August 21, 2020.

Press contact: media_relations@hermanmiller.com

About Herman Miller
Herman Miller (NASDAQ: MLHR) is a globally recognized provider of furnishings and related technologies and services. Since its inception in 1905, the company has relied on innovative design to help people do great things. The global design leader has evolved into Herman Miller Group, a family of brands that collectively offers a variety of products for environments where people live, learn, work, heal, and play. The family of brands includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, Nemschoff, and Herman Miller. For more information visit www.hermanmiller.com/about-us